Exhibit 99.1

Shoals Technologies Group Appoints Niharika Taskar Ramdev to Its Board of Directors

PORTLAND, Tenn., August 12, 2024 -- Shoals Technologies Group, Inc. (Nasdaq: SHLS), a global leader in electrical balance of systems (EBOS) solutions for the energy transition market, today announced that its Board of Directors has appointed Niharika Taskar Ramdev to the Board, effective August 9, 2024. The Board also appointed Ms. Ramdev to be a member of the Audit Committee of the Board. Ms. Ramdev replaces Peter Wilver, who resigned from the Board of Directors as of August 9, 2024. Shoals thanks Mr. Wilver for his service to the Company and its stockholders.

“We are grateful to Pete for his outstanding contribution to Shoals and are excited to welcome Niharika to the Board. As a seasoned business leader with significant public company board experience, Niharika will be a great asset to Shoals,” said Brad Forth, Chairman of the Board of Shoals. “Her global experience and proven track record in strategy and operations are an ideal fit for Shoals as we continue to execute our global growth strategy. On behalf of the Shoals’ Board of Directors, we welcome Niharika and look forward to her insights and contributions to the Company.”

Ms. Ramdev has had a long career as a global finance leader, during which she held senior leadership roles at General Motors, where she most recently served as CFO of Global Cadillac from 2018-2019. Previously, Ms. Ramdev served as the CFO of GM International, in addition to positions of increasing responsibilities within GM dating back to 1996.

Ms. Ramdev currently serves as a member of the Board of Directors, the Chair of the Audit Committee, and as a member of the Compensation and Nominating Committees of Silgan Holdings, (NYSE: SLGN). She previously served as a member of the Board of Directors of several publicly-listed companies, including Kaman Corporation (NYSE: KAMN), Triton International Limited (NYSE: TRTN), Renewable Energy Group (NASDAQ: REGI), and XL Fleet (NYSE: XL) (n/k/a Spruce Power Holdings Corporation).

Ms. Ramdev holds a Bachelor of Commerce degree in Financial Accounting from University of Bombay (Mumbai), and a Master’s degree in Business Administration from Harvard Business School.

About Shoals Technologies Group, Inc.
Shoals Technologies Group, Inc. is a leading provider of electrical balance of systems (EBOS) solutions for the energy transition market. Since its founding in 1996, the Company has introduced innovative technologies and systems solutions that allow its customers to substantially increase installation efficiency and safety while improving system performance and reliability. Shoals Technologies Group, Inc. is a recognized leader in the renewable energy industry whose solutions are deployed on over 62 GW of solar systems globally. For additional information, please visit: https://www.shoals.com/

Contacts
Investor Relations:
Matt Tractenberg
Email: investors@shoals.com
Media:
Email: media@shoals.com

2